INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into by and between Gateway International Holdings, Inc., a Nevada corporation, and its subsidiaries (“Gateway”), and Lawrence A. Consalvi, an individual, (“Consalvi”). Gateway and Consalvi are each a “Party” and together the “Parties.”

RECITALS

WHEREAS, Gateway, through its subsidiaries, including, but not limited to, E.M. Tool Company, Inc., a California corporation d.b.a. Elite Machine Tool Company (“Elite Machine”), is a company engaged in the acquisition, refurbishment, distribution and sales of pre-owned computer numerically controlled (“CNC”) machine tools to manufacturing customers across the United States of America;

WHEREAS, Gateway has numerous CNC machines in its inventory and has a need of a salesperson to sell both existing inventory and procure new transactions for the purchase and sale of CNC machines;

WHEREAS, Consalvi is the former President of Elite Machine and has extensive experience in acquiring and selling new and used CNC machines;

WHEREAS, the Parties wish to enter into an agreement under which Consalvi will work as an independent contractor to assist Gateway with the acquisition and sale of new and used CNC machines;

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties hereto as follows:

I.
RELATIONSHIP

1.1 This Agreement is entered into between Gateway and Consalvi in order to set forth the terms of the Consalvi’s relationship with Gateway. CONSALVI EXPLICITLY UNDERSTANDS THAT HE IS NOT AN EMPLOYEE, AGENT OR SERVANT OF GATEWAY OR THE COMPANY.

1.2 Consalvi is a commission-only independent contractor salesman for Gateway. In that capacity, Consalvi’s primary responsibility will be the purchase and sale of new and used CNC machines on behalf of Gateway and its subsidiaries. Consalvi shall report directly to Timothy D. Consalvi, Elite Machine’s President and Chief Executive Officer. Consalvi shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of Gateway. Consalvi has non-exclusive rights to transact with Gateway regarding the sale and purchase of CNC machines. Nothing in this Agreement shall be construed to grant Consalvi exclusivity regarding Gateway’s purchase or sale of machines.

1.3 Consalvi may not, without specific written approval of Joseph Gledhill or Timothy D. Consalvi, do or contract to do, any of the following:

(1)	Bind Gateway, or its subsidiaries, to any contract or agreement;
(2)	Act as an agent or lead others to believe he is an officer, director or employee of Gateway or its subsidiaries;
(3)	Access in any way, any bank account, credit line, loan, or any other funds of Gateway or its subsidiaries;
(4)	Hire, terminate or reprimand any of Gateway’s employees or independent sales agents;
(5)	Sell any used CNC machine with any warranty or other guarantee of performance, and in any other condition other than “as is”; or
(6)	Take any other action prohibited by Gateway’s written practices and policies.

1.4 If requested, Gateway shall provide Consalvi with an office, office equipment, and supplies, including a desktop computer already in Consalvi’s possession, for Consalvi’s use. Gateway will also provide Consalvi with access to Elite Machine’s warehouse where the new and used CNC machines Elite Machine has in inventory are stored. However, these items remain Gateway’s property and Gateway has the right to inspect any of the property at any time, without notice. If Gateway wishes to review the information on the computer, Consalvi shall make the computer available at the earliest practicable time and provide any necessary passwords, etc., necessary to access the computer.

1.5 Consalvi understands that as an independent contractor to Gateway and he is not entitled to unemployment compensation from Gateway upon termination of this Agreement. Consalvi understands that in the event of injury or death to her during the course of this Agreement, he is not entitled to Worker's Compensation from Gateway. Consalvi and Consalvi also understand that NO DEDUCTION FOR FEDERAL, STATE OR OTHER GOVERNMENTAL SUBDIVISION TAXES OR CHARGES OF ANY TYPE WILL BE MADE FROM THE AMOUNT DUE CONSALVI UNDER THE TERMS OF THIS AGREEMENT. CONSALVI FULLY AND COMPLETELY UNDERSTANDS THAT IT IS SOLELY AND TOTALLY RESPONSIBLE FOR THE PAYMENT OF ALL SUCH TAXES OR CHARGES. At the end of each calendar year, Consalvi shall receive a Form 1099 notifying the Internal Revenue Service of all compensation paid to Consalvi by Gateway.

II.
TERM

2.1 This Agreement shall be effective as of October 1, 2008, and shall continue in force for a period of one year (1) year therefrom or until terminated as set forth below. Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party.

2.2 This Agreement terminates automatically on the occurrence of any of the following events: (a) bankruptcy or insolvency of either party; (b) sale of the business of either party; (c) the death of either party, or (d) the breach of a material term of this Agreement, including, but not limited to, Section 1.3, above.

III.
AMOUNTS DUE

3.1 Gateway agrees to compensate Consalvi as follows:

(1) For any CNC machines currently in Gateway or Elite Machine’s inventory, as identified on Exhibit A, attached hereto, the amount listed under the “10% Mark-Up” column for those CNC machines with no sales order; Consalvi does not receive any compensation for the CNC machines listed with a sales order; and

(2) For any CNC machines that Gateway purchases, which are not in Gateway’s inventory as of the date of this Agreement, Gateway will mark up the machine 20% over Gateway’s cost and Consalvi will be entitled to any purchase price received by Gateway for the machine, minus the amount that was 20% over Gateway’s cost.

3.2 Consalvi will not entitled to any compensation on any sales of CNC machine until ten (10) days after Gateway receives full payment for the machine.

3.3 Consistent with Section 1.3, Consalvi cannot enter into any transaction that will obligate Gateway, or any of its subsidiaries, to purchase or sell any CNC machine, regardless of whether or not that machine is currently in Gateway’s inventory, without the written approval of Joseph Gledhill or Timothy D. Consalvi.

3.4 Other than as provided for in Section 1.4, Gateway will not pay any business expenses for Consalvi under this Agreement. Any expenses incurred by Consalvi shall be the sole responsibility of Consalvi.

3.5 The compensation paid by Gateway to Consalvi under this Section is meant to fully compensate Consalvi and Consalvi for Consalvi’s services, as well as ensure Consalvi and Consalvi’s compliance with the terms of this Agreement, including, but not limited to, Section IV, below.

IV.
DISCLOSURE OF CONFIDENTIAL INFORMATION

4.1 Consalvi acknowledges that Gateway has developed and is developing a unique and successful business of which the name, customers, goodwill, and methods of doing business are valuable assets, and also that Gateway at times does business with certain entities whose name and scope of work are confidential. In the course of Consalvi carrying out his obligations under this Agreement, Consalvi will have access to Gateway’s confidential information, including, but not limited to, trade secrets, financial information, customer lists, marketing methods, data, properties, personnel and internal affairs, relating to Gateway’s business and customers (the “Confidential Information”).

4.2 Consalvi shall not, during the term of this Agreement and for one year thereafter, communicate, divulge, or use for the benefit of herself or any other person, partnership, association, or corporation, either directly or indirectly, any information or knowledge concerning Gateway and any information, including but not limited to client lists, communication techniques, invoicing, billing, schematics, hardware and software designs and prototypes which may be communicated to Consalvi by Gateway during the term of this Agreement.

4.3 Consalvi covenants and agrees that during the term of this Agreement he will not do any act or fail to do any act which may be prejudicial or injurious to the business and goodwill of Gateway.

V.
NON-COMPETITION

5.1 During the term of this Agreement and thereafter, Consalvi and Consalvi shall be free to act as an independent contractor for other companies provided, however, that during the term of this Agreement and for any period in which Consalvi is receiving compensation by Gateway under Exhibit A, Consalvi will not be permitted to: (a) for his own account or for the account of any other person or entity, interfere with Gateway’s relationship with any of its suppliers, material customers, accounts, brokers, representatives or agents; (b) call on, solicit, or take away any of Gateway’s clients or potential clients about whom Consalvi became aware as a result of Consalvi’s services to Gateway, either for Consalvi or for any other person or entity; or (c) solicit or take away or attempt to solicit or take away any of Gateway’s employees or contractors either for Consalvi or for any other person or entity. Notwithstanding the above, this Section is not intended to prohibit Consalvi from purchasing and/or selling CNC machines in transactions that do not involve Gateway or its subsidiaries (“Non-Gateway Transactions”). For any Non-Gateway Transaction, Consalvi agrees to offer Gateway the transaction, in writing, on a right of first refusal basis. If Gateway wishes to participate in the Non-Gateway Transaction, it shall notify Consalvi, in writing, within 24 hours of receiving Consalvi’s written notice of the transaction. If Gateway does not wish to participate in the Non-Gateway Transaction, Consalvi may consummate the transaction with any third party and it will not violate the provisions of this Section.

VI.
MISCELLANEOUS

6.1 This Agreement is not assignable, in whole or in part, by either Party without the prior written consent of the other Party, and any assignment not approved by both Parties in writing shall be void.

6.2 Consalvi agrees to comply with all Federal, State and Municipal laws, rules and regulations that may now be in effect or which may be in effect in the future.

6.3 This Agreement constitutes the entire Agreement of the Parties, and no oral representations or agreements are binding on either Party unless set forth in writing.

6.4 For any notices required in this Agreement, the following addresses shall govern for delivery of notices to either Party, and the sending of notice by facsimile or overnight mail with confirmation of receipt, to such address shall be conclusively presumed to have satisfied the notice requirements of this Agreement.

Gateway:	Gateway International Holdings, Inc.
2672 Dow Avenue
Tustin, CA 92780
Attn. President
Facsimile No.: (714) 619-2339

Consalvi:	Lawrence A. Consalvi
17732 Neff Ranch Rd.
Yorba Linda, CA_ 92886
Facsimile No.:________

6.5 Consalvi acknowledges that a remedy at law for any breach or attempted breach of any part of Article IV and Article V of this Agreement will be inadequate and agrees that Gateway shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Consalvi further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

6.6 Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or the remaining provisions of this Agreement. No waiver of Gateway of any breach or failure to enforce any provision hereof shall be construed as a waiver of any future breach or right to enforce any of the provisions of this Agreement.

6.7 This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, notwithstanding conflicts of laws principles thereof. Venue for any action shall be Orange County, California.

6.8 Forbearance or failure to pursue any legal remedy or right upon default or breach hereof shall not constitute waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of any subsequent default or breach.

6.9 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile signature shall be effective in all respects.

6.10 This Agreement may not be altered, modified or amended except pursuant to a written instrument executed by all the Parties.

6.11 Each Party acknowledges and represents that, in executing this Agreement, such Party has had the opportunity to consult legal counsel, and has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

6.12 Notwithstanding anything to the contrary herein, this Agreement shall not in any manner be construed to create a joint venture, partnership or other similar form of relationship, and neither Party shall have the right to: (a) commit the other Party to any obligation or transaction not expressly authorized by such other Party, or (b) act or purport to act as agent or representative of the other, except as expressly authorized in writing by such other Party.

[signature page follows]

EXECUTED this 30th day of September 2008, in Tustin, California.

“Gateway”	“Consalvi”

Gateway International Holdings, Inc.,	Lawrence A. Consalvi
a Nevada corporation	an individual

/s/ Joseph Gledhill	/s/ Lawrence A. Consalvi
By: Joseph Gledhill	By: Lawrence A. Consalvi
Its: Executive Vice President

Exhibit A

CNC Machine Inventory